Exhibit 99.1

FOR IMMEDIATE RELEASE

AtheroNova Receives Additional Notices of Debt Acceleration

IRVINE, CA: February 19, 2015 – AtheroNova Inc. (OTCQB: AHRO) today announced that after its filing of a Current Report on Form 8-K disclosing that on February 12, 2015 it received a notice of acceleration from Europa International, Inc., the holder of a 2.5% Senior Secured Convertible Note issued by the Company in the principal amount of $427,500, the Company received additional notices of acceleration from certain holders of outstanding 2.5% Senior Secured Convertible Notes, 6% Senior Secured Convertible Notes and 8% Senior Secured Convertible Notes.

As previously disclosed, the event of default under Europa’s 2.5% note constitutes an event of default under each of the Company’s other outstanding secured notes. The Company’s secured notes do not require notice to accelerate the debt upon an event of default, and the holders of the secured notes may immediately enforce any and all of their rights and remedies under the secured notes and under applicable law. Consequently, holders of other outstanding secured notes issued by the Company may seek to enforce their rights and remedies under the secured notes and under applicable law without notice to the Company.

The outstanding principal amount under the Company’s 2.5% notes is $1,181,167. The acceleration of the indebtedness under the 2.5% notes entitles the holder to receive 120% of the outstanding principal plus accrued and unpaid interest and other costs and expenses arising thereunder. If all indebtedness under the 2.5% notes is accelerated, the Company is required to repay to the holders thereof $1,417,400 plus accrued and unpaid interest and other costs and expenses arising thereunder.

The outstanding principal amount under the Company’s 6% notes is $1,866,500. The acceleration of the indebtedness under the 6% notes entitles the holder to receive at least 120% of the outstanding principal plus accrued and unpaid interest and other costs and expenses arising thereunder. If all indebtedness under the 6% notes is accelerated, the Company is required to repay to the holders thereof at least $2,239,800 plus accrued and unpaid interest and other costs and expenses arising thereunder.

The outstanding principal amount under the Company’s 8% notes is $500,000. The acceleration of the indebtedness under the 8% notes entitles the holder to receive at least 120% of the outstanding principal plus accrued and unpaid interest and other costs and expenses arising thereunder. Assuming that all indebtedness under the 8% notes is accelerated, the Company is required to repay to the holders thereof at least $600,000 plus accrued and unpaid interest and other costs and expenses arising thereunder.

In summary, if all indebtedness under the Company’s outstanding secured notes is accelerated, the Company is required to pay to the holders thereof at least $4,257,200 in principal, plus accrued and unpaid interest and other cost and expenses. As of February 19, 2015, the Company’s cash balance was approximately $1 million.

In light of the fact that the Company’s outstanding debt exceeds its available cash, and given that certain holders of secured notes have accelerated the indebtedness under their secured notes and other holders of secured notes may accelerate their indebtedness and exercise available remedies without notice to the Company, the Company is evaluating all available paths forward.

About AtheroNova

AtheroNova Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, commercialization and licensing of novel prescription compounds and products. For more information, please visit www.AtheroNova.com.

Forward-Looking Statements

This news release includes “forward-looking statements”. These statements are based upon the current beliefs and expectations of AtheroNova’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the FDA, general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; AtheroNova’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of AtheroNova’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions. Examples of forward-looking statements in this release include statements related to the acceleration of the Company’s outstanding debt.

AtheroNova undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in AtheroNova’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Company Contact:

Thomas Gardner, CEO

Tel: (949) 476-1100

or

Mark Selawski, CFO

Tel: (949) 476-1100